Exhibit 99.1

PRESS RELEASE

CONTACT: TED ASHBY / MARK TOWE

PHONE 336-783-3900

FAX 336-789-3687

SURREY BANCORP REPORTS $256,516 IN THIRD QUARTER EARNINGS.

MOUNT AIRY, NORTH CAROLINA, NOVEMBER 21, 2003

Mount Airy based Surrey Bancorp (the “Company”), Stock Symbol SRYB, posted earnings of $256,516 in the third quarter of 2003. This equates to earnings of $.18 per fully diluted share. In comparison, the Company reported 2002 third quarter earnings of $344,396 or $.28 per fully diluted share.

The Company continues to experience strong growth in fundamental areas. Net interest income totaled $1,431,316 in the third quarter versus $1,177,065 in 2002, an increase of 22%. Non-interest income for the period amounted to $210,018; a 50% decline compared to $419,202 posted in third quarter 2002. The decrease is attributable to non-recurring losses incurred by adjusting mortgage loans held for sale to current market value at quarter end. Non-interest expenses for the quarter were $1,251,235 versus $917,508 in 2002, a 36% increase. The increase is attributable to the opening of a new full service branch and additional personnel required to support the mortgage lending operation. Surrey Bancorp maintained strong growth rates in loans and deposits. Total assets at the end of the quarter were $132,724,247, an increase of 35% over 2002 third quarter assets of $98,066,384. Gross loans increased 40% to $114,642,848 at the end of the third quarter 2003 from $82,176,169 at the end of the third quarter 2002. Deposits increased to $105,284,092 at the end of the period compared to $77,539,003 in 2002, a 36% increase.

For the nine-month period ending September 30, 2003, net income was $1,048,177 compared to net income of $842,270 at September 30, 2002. This equates to a 24% increase.

Surrey Bancorp is located at 145 North Renfro Street, Mount Airy, North Carolina. The Company operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Additionally, there is a full service branch at 303 South Main Street, Stuart, Virginia. The Bank is currently seeking regulatory approval for a full service branch in Pilot Mountain, North Carolina. The Company is engaged in the sale of insurance products through its wholly owned subsidiary, SB&T Insurance, located at 199 North Renfro Street in Mount Airy. Surrey Bancorp provides full service brokerage and investment advice through an association with U-Vest. Additionally, Surrey Bancorp owns Friendly Finance, LLC, a sales finance company located in Dobson, North Carolina.